As filed with the Securities and Exchange Commission on August 25, 2000.
                                                Registration No.: 333-43796

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                Amendment No. 1
                                       to
                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         VentureNet Capital Group, Inc.
                 (Name of Small Business Issuer in its Charter)

        Delaware                      7389                      76-0246940
(State or jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
    incorporation or           Classification Number)     Identification Number)
     Organization)

                        27349 Jefferson Ave., Suite 200
                               Temecula, CA 92590
                                 (909) 296-9945
                         (Address and telephone number
                       of principal executive offices and
                          principal place of business)

      Michael N. Brette, J.D.
  27349 Jefferson Ave., Suite 200        with copies to J. Bennett Grocock, Esq.
         Temecula, CA 92590                       The Business Law Group
           (909) 296-9945                    205 E. Central Blvd., Suite 601
(Name, address and telephone number               Orlando, Florida 32801
       of agent for service)

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of each                          Proposed      Proposed
class of                               maximum       maximum
securities to                          offering      aggregate      Amount of
be registered     Amount of shares     price per     offering       registration
                  to be registered     unit          price          fee
Common
Stock             19,692,000           $10.00        $10,000,000    $2,780
--------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

         VentureNet Capital Group, Inc., is a Delaware corporation. We are offering a maximum of 1,000,000 units, comprised of eight (8) shares of common stock, par value $0.0001 per share, and two (2) warrants to purchase two shares of common stock at $2.50 per share on or before December 31, 2002 (the "Units"), at a purchase price of $10.00 per Unit. This is a best-efforts offering. There is no minimum offering amount. This offering will terminate 180 days from the effective date of this registration; provided, however, we may extend this offering for an additional 30 days. There is no escrow account and we may use the offering proceeds when received and accepted by us. Proceeds of this offering are to be deposited directly into our operating account. See "TERMS OF THE OFFERING AND PLAN OF DISTRIBUTION."

        Our common stock trades on the Over-the-Counter Electronic Bulletin Board service of the National Association of Securities Dealers under the symbol VNTN. On August 9, 2000, the bid price for the stock was $1.03 and the ask price was $1.125.

         THERE ARE MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF OUR SECURITIES. SEE "RISK FACTORS," PAGE 3.

         NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                    Maximum                                        Maximum
Price to            Units                                          Proceeds to
Public              Offered             Commissions(1)             Company(2)

$10.00              1,000,000           $ 0.00                     $ 10,000,000

(1) The common shares and warrants are being offered directly by us (employees, officers and directors). No sales commissions will be paid on shares sold through this offering.

(2) The amount as shown in the preceding table does not reflect the deduction of

         a.       General expenses payable; and
         b. Fees payable in connection with legal and accounting expenses incurred in this offering.
         c.       These expenses are estimated to be $80,000.

                 The date of this Prospectus is August 28, 2000

                          REPORTS TO SECURITY HOLDERS

         We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and periodically file, and will continue to file, reports and other information with the United States Securities and Exchange Commission ("Commission"). The reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, most filings are available through the Commission's Electronic Data Gathering and Retrival system ("EDGAR").

We will furnish to shareholders:

         (i) an annual report containing financial information examined and reported upon by our certified public accountants;
         (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and;
         (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

Included in this document are:

         1. Audited annual financial statements dated May 31, 2000 and 1999.
         2.       Unaudited financial statements from June 1, 2000 to June 30,
                  2000.

         We have filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement"), of which this prospectus is a part, on Form SB-2 under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements contained in this document concerning the provisions of any other documents are not necessarily complete, and in each instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

         We will continue to voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

         We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to Michael N. Brette.

         The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

UNTIL NOVEMBER 8, 2000 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL PERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF SUCH PERSONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

NO DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITER, IF AN UNDERWRITER ASSISTS IN THE SALE OF THE SECURITIES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY ......................................................... 2
RISK FACTORS ............................................................... 3
USE OF PROCEEDS ............................................................ 4
DETERMINATION OF OFFERING PRICE ............................................ 5
DILUTION ................................................................... 6
PRINCIPAL AND SELLING SECURITY HOLDERS ..................................... 7
TERMS OF THE OFFERING AND PLAN OF DISTRIBUTION ............................. 8
LEGAL PROCEEDINGS .......................................................... 10
MANAGEMENT ................................................................. 11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT .......... 15
DESCRIPTION OF SECURITIES .................................................. 16
EXPERTS .................................................................... 17
INTERESTS OF NAMED EXPERTS AND COUNSEL ..................................... 17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION ....................... 18
ORGANIZATION WITHIN LAST FIVE YEARS ........................................ 19
DESCRIPTION OF BUSINESS .................................................... 20
MANAGEMENT'S DISCUSSION AND ANALYSIS ....................................... 23
DESCRIPTION OF PROPERTY .................................................... 25
CERTAIN TRANSACTIONS ....................................................... 26
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS ................... 27
EXECUTIVE COMPENSATION ..................................................... 29
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS .............................. 30
INDEX TO FINANCIAL STATEMENTS .............................................. 31
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS ...........................

                                   Prospectus
                         VentureNet Capital Group, Inc.

                          A Maximum of 1,000,000 Units

                                $ 10.00 PER UNIT

This is a public offering of VentureNet Capital Group, Inc. securities.

o Each Unit offered by this prospectus consists of eight (8) shares of VentureNet's common stock and two (2) warrants to purchase two shares of VentureNet at $2.50 per share before December 31, 2002.
o        VentureNet has set the price of the units arbitrarily.
o This is a best-efforts offering. No minimum number of units must be sold before VentureNet can use the proceeds. This offering will end no more than 180 days from the date at the bottom of this page.

VentureNet's common stock trades on the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers under the symbol VNTN. On August 9, 2000, the bid price for the stock was $1.03 and the ask price was $1.125.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any statement to the contrary is a criminal offense.

Investment in units of VentureNet Capital Group, Inc. is very risky and speculative and should be considered only by those who are able to bear the loss of part or all of the money they invest. See the section titled RISK FACTORS, starting on Page 3.

                            -----------------------------------------
                             Offering Price      Proceeds to Company
            ---------------------------------------------------------
             Per Unit            $10.00                  $10.00
---------------------------------------------------------------------
Maximum:    1,000,000            $10.00             $10,000,000.00
---------------------------------------------------------------------

             -----------------------------------------------------
                         VentureNet Capital Group, Inc.
                        27349 Jefferson Ave., Suite 200
                           Temecula, California 92590
                                 (909) 693-1644
             -----------------------------------------------------

                 The date of this prospectus is August 28, 2000

                               PROSPECTUS SUMMARY
The Company

VentureNet Capital Group, Inc. is a corporation formed under the laws of the State of Delaware.

We intend to act as an "incubator", mentor or both, for corporate development for potentially successful pre-public and private companies through the initial public offering or private sale stage. We will provide management services, corporate development and structure in emerging and established business operations which demonstrate potential for long-term capital growth and which would benefit from public ownership. Our belief is that smaller companies, specifically those between $2 million and $20 million in annual sales, offer the greatest opportunity for gain, due to their inability to attract adequate capital in the general markets, and we have the expertise in dealing with the management and marketing problems associated with emerging firms in that size range. Start-up companies will also be considered. Our experience is that exceptional bargains are available for investments of that size and type of company because of being largely overlooked by the capital markets. Decisions as to which business opportunity to participate in will be made by management, who may enter into investment decisions with or without the consent, vote, or approval of the Executive Committee. To help accomplish these goals, VentureNet, Inc. will provide substantial working capital, expenses, and fees to the emerging companies to attempt to complete their business plan.

The Offering

VentureNet is offering by this prospectus a maximum of 1,000,000 units, which is comprised of eight (8) shares of common stock, par value $0.0001 per share, and two (2) warrants to purchase two shares of common stock at $2.50 per share before December 31,2002 (the "Units").

The minimum amount of a subscription is 200 units.

       o    Common stock shares outstanding before the offering       26,565,777

       o    Shares offered (1,000,000 units, each with eight shares)   8,000,000

================================================================================
    Common stock - shares outstanding after the offering              34,565,777

    Common stock - shares issued if all current holders of
warrant shares are converted to common shares                          5,500,000

    Common stock - shares issued if all warrant shares are
converted 4-for-1 to common shares                                     2,000,000

    Use of proceeds if all units are sold :
    After paying offering expenses of approximately $80,000, $6,143,608 will be used to fund, set-up to buy operating assets, primarily of other companies, to create VentureNet Capital Group, Inc.'s subsidiaries; $536,000 for repayment of debt; $323,984 for property insurance and professional fees; $144,000 will be spent on marketing; $100,008 will be used to upgrade equipment and software; and $1,652,384 will be allocated for salaries and wages.
================================================================================

                                  RISK FACTORS

The purchase of our shares involves a number of significant risk factors.

High Risk Investments. The type of investments that we intend to make, involve a high degree of risk. Although management intends to invest primarily in established companies at the pre-public level, such investments involve a high degree of business and financial risk that can result in substantial losses to us.

Lack of diversification. Our size makes it unlikely that we will be able to commit our funds to the acquisition of securities of a large number of companies that have large capital requirements and, therefore, we may not be able to achieve the same type of diversification as larger entities engaged in venture capital activities. This is particularly true if only a small number of Units is sold in which case we would be severely restricted by the capital available for investment in any opportunity. Investors are further cautioned that funds expended in venture capital activities are usually associated with a high degree of risk that is only partially offset by a wide diversification of investments. If substantially less than the maximum number of Units is sold, it would be unlikely for us to attain such diversification of our investments which could result in the possibility that our activities may not be profitable.

Non-Liquid and Volatile Nature of Company's Portfolio. We cannot readily liquidate investments in the securities of portfolio companies (if applicable) and therefore we are subject to risks associated with such non-liquidity. Such investments often take the form of "restricted" securities that cannot readily be sold, and if sold, may yield a price substantially less than the price of a portfolio company's securities that are not so restricted. Additionally, many of the companies in our portfolio may be small companies that have no market for their securities or a small or insignificant market that is subject to extreme volatility in price and volume. The value of our investment portfolio is therefore subject to significant fluctuations beyond our control.

Market Risks. Our activities of will be subject to market risks that are beyond the control of management, such as fluctuations in capital markets, interest rates, economic downturns and world events. While such risks tend to affect a business, they tend to have a greater influence upon financial or investment companies than upon manufacturing or operating companies. Such risks also tend to have a greater impact upon small companies, such as will be held in our portfolio, than upon larger and more established companies.

Key Personnel. Management will attempt to develop a broad-based management team. However management's plan of operations has been formulated by, and our future success is likely to be largely dependent upon, the current executive officers of management. The loss of the service of one or more of these individuals could have a material adverse effect on our business.

We have experienced significant losses and have a working capital deficiency. We have experienced losses and have an accumulated deficit of approximately $1,370,000 through June 30, 2000. We also have a working capital deficit of approximately $590,000 as of June 30, 2000.

                                USE OF PROCEEDS

If all of the units of this offering are sold, the net proceeds to VentureNet from the sale of the units will be approximately $9,920,000 after deducting estimated offering expenses of $ 80,000. The table below shows how proceeds from this offering would be used for scenarios where VentureNet sells various amounts of the units. Although VentureNet intends to use the proceeds of this offering in the manner presented below, management may spend the funds differently if it so chooses.

---------------------------------------------------------------------------------------------------------
Percent of Total Units Offered                     25%             50%             75%            100%
                                              -----------------------------------------------------------
                                Units Sold        250,000         500,000         750,000       1,000,000
              Gross Proceeds from Offering    $ 2,500,000     $ 5,000,000     $ 7,500,000     $10,000,000
                  Less:  Offering Expenses         80,000          80,000          80,000          80,000
                                              -----------------------------------------------------------
                Net Proceeds from Offering    $ 2,420,000     $ 4,920,000     $ 7,420,000     $ 9,920,000
                                              ===========================================================

Use of the Net Proceeds
                                              -----------------------------------------------------------
                                  Salaries    $   336,000     $   672,000     $ 1,008,000     $ 1,344,000
                    Equipment and Software         25,002          50,004          75,006         100,008
                        Purchase of Assets      1,169,902       2,803,804       4,473,706       6,143,608
                                 Marketing         36,000          72,000         108,000         144,000
                           Payment of Debt        500,000         536,000         536,000         536,000
                           Working Capital        353,096         786,192       1,219,288       1,652,384
                                              -----------------------------------------------------------
                 Total Use of Net Proceeds    $ 2,420,000     $ 4,920,000     $ 7,420,000     $ 9,920,000
                                              ===========================================================
---------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
Budget for Working Capital
-----------------------------------------------------------------------------------------------
Expense Type                                                 Projected Outlay
-----------------------------------------------------------------------------------------------
        Property and Casualty Insurance    $    5,000    $   10,000    $   15,000    $   20,000
        Professional Fees                      75,996       151,992       227,988       303,984
        Travel and Entertainment               15,000        30,000        45,000        60,000
        Communications                         36,000        72,000       108,000       144,000
        Printing                               18,000        36,000        54,000        72,000
        Office Expenses                         3,000         6,000         9,000        12,000
        Supplies                                1,500         3,000         4,500         6,000
        Occupancy                              16,200        32,400        48,600        64,800
        Miscellaneous                         162,400       444,800       707,200       969,600
                                           ----------    ----------    ----------    ----------
                                  Total    $  353,096    $  786,192    $1,219,288    $1,652,384
                                           ==========    ==========    ==========    ==========
-----------------------------------------------------------------------------------------------

Until the funds budgeted for the purchase of assets are actually spent for that purpose, the money will be invested in short- to medium-term, interest-bearing certificates of deposit at federally-insured banks.

                        DETERMINATION OF OFFERING PRICE

VentureNet set the price of the units in this offering arbitrarily. There is no relationship between the price of these units and any standard or accepted method of valuation. The offering price bears no relationship to VentureNet's assets, sales, book value, or other generally accepted criteria of value.

                                    DILUTION

The following table shows the difference between the shareholders' equity before and after this offering. The table assumes that various percentages of the units offered in this prospectus are sold and calculates net book value per share from the basis of June 30, 2000.

                                                                            Percent of Total
                                                   Ownership    Total        Consideration
                                      Shares        Percent  Consideration*       Paid
--------------------------------------------------------------------------------------------
If 25% of the Units are sold
          Existing Shareholders     26,565,777       95.0%    $   693,939         22.3%
                  New Investors      2,000,000       05.0%    $ 2,420,000         77.7%
                          Total     28,565,777      100.0%    $ 3,113,939        100.0%
--------------------------------------------------------------------------------------------
If 50% of the Units are sold
          Existing Shareholders     26,565,777       91.4%    $   693,939         12.4%
                  New Investors      4,000,000        8.6%    $ 4,920,000         87.6%
                          Total     30,565,777      100.0%    $ 5,613,939        100.0%
--------------------------------------------------------------------------------------------
If 75% of the Units are sold
          Existing Shareholders     26,565,777       87.7%    $   693,939          8.6%
                  New Investors      6,000,000       12.3%    $ 7,420,000         91.4%
                          Total     32,565,777      100.0%    $ 8,113,939        100.0%
--------------------------------------------------------------------------------------------
If 100% of the Units are sold
          Existing Shareholders     26,565,777       84.2%    $   693,939          6.5%
                  New Investors      8,000,000       15.8%    $ 9,920,000         93.5%
                          Total     34,565,777      100.0%    $10,613,939        100.0%
--------------------------------------------------------------------------------------------

The following table shows the dilution per $1.25 share of common stock if all 1,000,000 units, comprised of eight (8) shares of common stock, par value $0.0001 per share, and two (2) warrants to purchase two shares of common stock at $2.50 per share before December 31,2002 (the "Units") offered here are sold:

Offering price per share of common stock                                 $  1.25
Net book value per share as of June 30, 2000                             $  0.03
Net book value per share after the offering if all units are sold        $  0.31
Per share dilution to investors in this offering                         $  0.94

         o If only 25% of the units offered here are sold, the dilution per $1.25 share of common stock would be $1.14;
         o if 50% of the units offered here are sold, the dilution per $1.25 share of common stock would be $1.07; and
         o if 75% of the units offered here are sold, the dilution per $1.25 share of common stock would be $1.00.

The 26,565,777 common shares outstanding used in the calculations above are current as of July 31, 2000, and do not assume the exercise of (1) 5,500,000 warrants, previously issued at $0.01 per share, and 1,000,000 warrants, to be issued in this offering at $2.50 per share, convertible into 6,500,000 shares of common stock; and (2) 96,500 shares of Class A Preferred stock, convertible into 193,000 shares of common stock at $2.50 per share until August 8, 2001, and after August 8, 2000 the shares are convertible at the lower of $2.50 per share or the closing bid price on the prior business day.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

We are registering 5,692,000 shares in this offering for future sale by the following selling shareholders:

                                                 BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                                 PRIOR TO THE OFFERING      NUMBER OF       AFTER THE OFFERING
                                               -------------------------   SHARES BEING   -----------------------
                                                NUMBER OF                    OFFERED        NUMBER OF
                                                 SHARES         PERCENT                       SHARES     PERCENT
FIVE PERCENT STOCKHOLDERS:
DIRECTORS AND OFFICERS:
  Michael N. Brette,
    Chairman of the Board,
     President and Chief
     Executive Officer .......................   25,000,000        94.1            --      25,000,000        84.2
All directors and executive officers
  as a group .................................   25,000,000        94.1            --      25,000,000        84.2

OTHER SELLING STOCKHOLDERS:
  A.N. Kyriakides, former
     Chairman of the Board (1) ...............      222,223        00.8       120,000         222,223        00.7
  Keith Byington (1) .........................           --        --          72,000              --        --
  IMA Marketing, LTD (2) .....................           --        --       3,700,000              --        --
  M & A Group, LTD (3) .......................           --        --       1,300,000              --        --
  IVest Financial
      Group, LLC (4) .........................           --        --         500,000              --        --

(1) Shares to be received for under consulting agreement. These shares may not be sold until January 1, 2001
(2) Shares underlying warrants to be received for under consulting agreement with exercise price of $0.01 per share. Shares are exercisable as follows:
700,000 on August 4, 2000, 1,000,000 on January 1, 2001, 1,000,000 on March 1,
2001, and 1,000,000 on May 1, 2001.
(3) Shares underlying warrants to be received for under consulting agreement with exercise price of $0.01 per share. Shares are exercisable as follows:
300,000 on August 4, 2000, 300,000 on January 1, 2001, 300,000 on March 1, 2001,
and 400,000 on May 1, 2001.
(4) Shares underlying warrants to be received for under consulting agreement with exercise price of $0.01 per share. Shares are exercisable as follows:
100,000 on August 4, 2000, 100,000 on January 1, 2001, 100,000 on April 1, 2001,
100,000 on July 1, 2001, and 100,000 on October 1, 2001;

We will not receive any proceeds from the shares sold by the selling stockholders in this offering.

                              PLAN OF DISTRIBUTION

VentureNet intends through this offering to sell up to 1,000,000 units at $10.00 per Unit.

         o A Unit is eight (8) shares of common stock of plus two warrants to purchase two (2) shares of common stock at $2.50 per share on or before December 31, 2002.

This offering is made on a basis sometimes called best efforts: this means that VentureNet will use our best efforts to sell all 1,000,000 units during the offering period, which will be 180 days from the date on the cover of this prospectus. However, even if all of the units do not get sold during the 180 days, VentureNet will keep the proceeds raised. This basis is different from the one where a company has to sell a specific amount of its securities during an offering period. Since no minimum number of units have to be sold in this offering before VentureNet can use proceeds, there is no escrow account for the deposit of investors' funds, and no funds will be returned just because some or all of the units offered are not sold.

As of the date of this prospectus, VentureNet plans to sell the units of this offering through its own officers and directors; in other words, VentureNet will be acting as its own selling agent for the offering. This is called a self-underwritten offering. No broker or dealer has been retained or is under any obligation to buy or to sell any units. VentureNet officers and directors will contact prospective investors through direct, personal meetings and telephone calls to people they know. All such meetings and other contacts will include an invitation to receive a copy of this prospectus. VentureNet does not plan to do any general solicitations and will not accept any subscription unless the subscriber has already received a prospectus. Depending on state laws, we may not be permitted to sell shares in all states.

After the United States Securities and Exchange Commission grants VentureNet an effective date, VentureNet may find an underwriter for this offering. If one is found, VentureNet will file a post-effective amendment to the registration statement of which this prospectus is a part. Such an amendment would include the necessary information about the underwriter, what the underwriter will do, and what it will charge as far as commissions and other fees. If an amendment of this kind is filed, VentureNet will have to stop the offering until the United States Securities and Exchange Commission has given its permission to proceed under the new underwriting arrangement.

VentureNet's officers and directors cannot be paid any commissions or special fees for the units they sell.

To subscribe for units, an investor must complete, execute, date, and deliver to VentureNet a subscription agreement that includes the purchase price in check or money order payable to "VentureNet Capital Group, Inc." A copy of the subscription agreement is provided with this prospectus.

VentureNet reserves the right to reject any subscription in its entirety, or to allocate units among subscribers. If any subscription is rejected, the funds included for that subscription will be returned to the subscriber without interest or deduction. VentureNet might reject a subscription in its entirety for one or more reasons:

         o If a subscriber were a resident of a state in which this offering has not been registered, VentureNet would reject the subscription;

         o VentureNet may determine that a subscription - either on its own or in conjunction with subscriptions from related investors - constitutes an acquisition of a controlling interest that has not been executed in the manner prescribed by applicable securities laws; or

         o VentureNet may deem that the investment is not suitable for the investor, or that the manner in which the investor was solicited was in some way inappropriate.

The above reasons are not the only ones VentureNet might have for rejecting a subscription in its entirety, but they are the ones believed most likely to occur.

As stated above, VentureNet might have to allocate shares among subscribers. As far as VentureNet can foresee, there are two reasons this might happen:

         o The issue might get oversubscribed; that is, at some point during the offering, subscriptions for more than 1,000,000 units are received. If that happens, VentureNet will take the subscriptions that have arrived on the business day that oversubscription occurs and allocate remaining units available, on a pro rata basis, among these last subscribers; or

         o If separate but related persons subscribe, and VentureNet determines they are a control entity when considered as a group, VentureNet might allocate a limited number of units among the individual investors of the group.

VentureNet common stock is listed on the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers under the trading symbol VNTN. Firms making a market in VentureNet common stock include:
Fleet Trading, WM. V. Frankel & Co., Inc., Forge Financial Group, Inc., Gaines, Berland Inc., GVR Company, M. Hill Thompson Magid & Co., Herzog, Heine, Geduld, Inc., Ladenburg, Thalmann & Co., Inc., Schwab Capital Markets L. P., M. H. Meyerson & Co., Inc., North American Institutional Brokers, Knight Securities, Inc., Paradise Valley Securities, Inc., Pacific Continental Securities, Paragon Capital Corp., Program Trading Corp., Sharpe Capital, Inc. Wien Securities Corp.

VentureNet is a reporting company. We are required to make periodic filings on Forms 10-KSB and 10-QSB with the Securities and Exchange Commission. VentureNet's filings are current, but failure to stay current, or to make required filings when they are due, would constitute grounds for being de-listed. In general, VentureNet must comply with all applicable provisions of the Securities Exchange Act of 1934 to maintain its stock listing. VentureNet may voluntarily send its shareholders annual reports. VentureNet information is also published in the Corporation Record of Standard & Poor's.

                               LEGAL PROCEEDINGS

We are not a party to, or aware of any, pending or threatened litigation of a material nature.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

VentureNet's directors and officers are as follows:

Name                  Age    Position and Office Held                                      Term    Period Served
----                  ---    ------------------------                                      ----    -------------
Michael N. Brette     49     Director, Chief Executive Officer, Chairman, President       1 Year      2 Months
William E. Bailey     62     Director, Vice Chairman                                      1 Year      2 Months
Sharon Shears         26     Director, Senior Vice President                              1 Year      2 Months
Karl R. Rolls, Jr     56     Director, Counsel, Secretary                                 1 Year      2 Months
Felipe J. Sanchez     53     Chief Operating Officer                                      1 Year      2 Months
Joey Sanchez          53     Chief Financial Officer, Treasurer                           1 Year      2 Months
Tony Necoechea        36     Assistant Vice President/Media Relations                     1 Year      2 Months

The members of the Board of Directors will be elected for a one-year term by the shareholders at each annual meeting. Officers are appointed by the directors for a one-year term at each annual meeting, or until otherwise replaced by the Board of Directors. No director currently receives compensation from, or has a compensation agreement with, VentureNet in his or her capacity as a director. Below is more information about the officers, directors, and other key employees.

BUSINESS EXPERIENCE OF OFFICERS AND DIRECTORS

Michael N. Brette, J.D. has served as our Chairman and President since June 2000. Mr. Brette has earned a Bachelors Degree of several studies with a major in Political Science and Philosophy from Ohio State University in 1974, and he earned a Juris Doctor from Western State University School of Law, Orange County, California in 1978. Prior to joining the company he served as chairman and president of Capital Asset Management, LLC, an investment and asset management firm, and as president and chairman of Corporate Stock Promotions, LLC, and has served as a principal and/or officer of several other financial acquisition and management companies. Mr. Brette has written weekly financial columns for various newspapers, and over the past ten years has appeared as an expert guest on numerous radio and television programs throughout the United States. He is listed in "Who's Who of Industry and Finance", and "Who's Who in the World". Mr. Brette is also the author of two books, "Asset Protection Planning" and "Raising Capital For Your Business".

o From June, 2000 to present, Mr. Brette has been Chairman, President, and Chief Executive Officer of VentureNet Capital Group, Inc.

o From August, 1995 to June, 2000, Mr. Brette has acted as founder and Chairman of Capital Asset Management, LLC, a California based asset management and investment advisory firm 3.

During the past five years, Mr. Brette has been very active in financing media, writing weekly financing columns for various newspapers and appearing as financial services expert guest on many radio, television, and Internet programs throughout the United States. A noted author of full text business hard covers, Mr. Brette published "Asset Protection Planning" (1997, Griffin, 329 P.) and "Raising Capital For Your Business"(1998, Griffin Publishing, 279 P.) Mr. Brette's duties at VentureNet Capital Group, Inc. include Chairman of the Board, President, and Chief Executive Officer, as well as Chairman of project review and Executive Committee responsible for corporate investment and finance decisions.

Dr. William E. Bailey is the Vice Chairman of VentureNet Capital Group, Inc. He is a graduate of Harvard College(B.A., 1962), the Harvard Law School (J.D.,
1968), and Union Graduate School(Ph.D, 1996).


o        1970-Present, Associate, Bailey & Bailey, Attorneys at Law.
o 1986-Present, Special Counsel to Insurance Information Institute, a national trade association of the property/casualty industry.

Currently broadcast host "It's Your Money" weekly on Talk America Radio Network, reaching 85 radio market in the US and Canada. Mr. Bailey's duties at VentureNet Capital Group, Inc. include analysis in insurance and financial services industry issues and litigation.

Sharon Shears is Senior Vice President of VentureNet Capital Group, Inc. Ms. Shears is a Paralegal Studies graduate of California Southern Law School.

o        June, 2000 to Present, Senior Vice President of VentureNet Capital
         Group, Inc.
o 1994-2000, Vice President of Capital Asset Management, LLC, specializing in investment and asset management consulting to corporate and accredited individual clients.

Ms. Shears has served in various capacities on behalf of the Chairman for seven years. Her duties with VentureNet Capital Group, Inc. include day to day operations, supervising of Assistant Vice Presidents, office management, and client relations and management liaison.

Karl R. Rolls, Jr. is Local Counsel and Corporate Secretary of VentureNet Capital Group, Inc. Mr. Rolls earned his Juris Doctorate degree from Thomas Jefferson School of Law, San Diego, California in 1976.

o        June, 2000 to Present, Corporate Counsel of VentureNet Capital Group,
         Inc.
o September, 1997 to June, 2000 Corporate Counsel for Capital Asset Management, LLC.

o June, 1976 to September, 1997, private law practice specializing in Business Law.

Mr. Rolls duties with VentureNet Capital Group, Inc. include those of corporate secretary and corporate counsel, as well as acting as a member of the executive committee and in house liaison to national counsel.

Felipe J. Sanchez. Mr. Sanchez is the Chief Financial Officer of the Company. Prior to joining the Company, Mr. Sanchez was the managing partner of The Corporate Advocate. Mr. Sanchez began his career in 1972 as a tax preparer and is a member of the Inland Society of Tax Consultants. He is a member of the Board of Advisors for International Tax and Asset Preservation Academy and is a frequent speaker on advanced tax matters.

The Corporate Advocate's services consist of an array of Advance Tax Planning techniques that will enable the individuals as well as the corporate entity to take advantage of all the vehicles available within the tax system. The Corporate Advocate has operated under the watchful eyes of their father Joe Sanchez who started this venture in 1962 and acts as General Manager for the Planning firm.

Joey Sanchez - Chief Financial Officer

Mr. Joey Sanchez is the Chief Financial Officer and Treasurer of the Company. Mr. Joey Sanchez joined the Corporate Advocate's planning team in 1979 and brought with him the corporate tax preparation division. Mr. Joey Sanchez co-consults for Capital Asset Management, an Asset Protection and Estate Planning firm as Sr. Vice President of their Tax Division. Mr. Sanchez also has been instrumental and brings a high level of expertise in co-consulting with various attorneys in researching federal tax issues.

Mr. Sanchez created an alliance with Mr. Herman (Hy) Yerman who was one of the thirteen founders of the Certified Financial Planning College in Denver, Colorado. Mr. Yerman is a principal with Wealth Preservation Strategies who consults with Mr. Sanchez on high profile clients for the Insurance Industry.

Tony Necoechea is Assistant Vice President/Media Relations for VentureNet Capital Group, Inc. Mr. Necoecea graduated with a Business Degree in Business Administration from California State University Long Beach.
o June, 2000 to Present, Assistant Vice President/Media Relations to VentureNet Capital Group, Inc.

o May, 1998 to June, 2000, hosted Wall Street News Hour, a daily syndicated business radio talk show.

o February, 1997 to May, 1998, Mercer & Associates with responsibility for consulting with corporate clients.

o January, 1995 to February, 1997 handled financing for Pre-IPO companies at Fortress Financial.

Mr. Necoecea's duties with VentureNet Capital Group, Inc. include all phases of media relations, including corporate representation at trade shows, conventions, and other professional gatherings, as well as representing us and our investment in the daily broadcast of Wall Street News Hour.




FAMILY RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

None.

CERTAIN SIGNIFICANT EMPLOYEES

Other than the directors and officers listed above, we have no other employees with significant decision making authority.

PROMOTERS

There are, at the date of this prospectus, no promoters of this Issue. VentureNet may, however, retain the services of an underwriter. Such a relationship would be the subject of an amendment to this prospectus.

CONTROL PERSONS

Michael N. Brette is Chairman of the Board, President and Chief Executive Officer of VentureNet Capital Group, Inc., and has beneficial ownership of 25 million shares of VentureNet Capital Group, Inc. common stock. This represents approximately 94.11% of the outstanding shares as of June 30, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table displays the security ownership of VentureNet beneficial owners and managers as of July 31, 2000.

Title of Class      Name and Address            Amount and Nature of                 Percent
                    of Beneficial Owner         Beneficial Ownership
---------------------------------------------------------------------------------------------
Common              Michael N. Brette           25,000,000 shares in the Name of     94.11%
                    27349 Jefferson Ave. #200   Michael N.
                    Temecula, CA 92590          Brette.

As a group, the officers and directors beneficially own approximately 25,000,000 shares on June 30, 2000.

                           DESCRIPTION OF SECURITIES

Common and Preferred Stock

VentureNet has authorized 50,000,000 shares of common stock with a par value of $.0001 per share. There are 26,565,777 shares of common stock issued and outstanding.

Preferred Stock

VentureNet has authorized 66,667 shares of preferred $.01 par value with no rights and privileges defined and there are no such preferred shares were issued and outstanding.

VentureNet has authorized 933,333 shares of Class A preferred stock, $0.01 par value. There are 96,500 shares of Class A Preferred stock issued and outstanding. The holders of Class A preferred stock are entitled to the following rights and privileges:

o One share of Class A preferred stock may be exchanged for two shares of common stock. Within one year from the issue date, the exchange price is $5.00 for two shares of common stock. After one year, the exchange price is the greater of $5.00 and the market bid price for two shares of common stock. For one year from the issue date, the exchange price is $5.00 for two shares of common stock.

o        No voting rights.

o Other than liquidation rights to the extent of par value, which is $0.01 per share preferred, the Class A preferred stock has no preemptive or other special rights unless granted by law or statute.

o        Class A preferred stock has no rights to dividends of any kind.

o The Board of Directors can declare a Class A preferred stock dividend if it wishes to, but if it does declare such a dividend, that does not mean the Class A preferred stock has any right to dividends after that.

o If any part of the designation of the Class A preferred stock is held invalid, the rest of the class's designation is still valid.

Warrants

In Connection with this offering, VentureNet has authorized the issuance of 1,000,000 warrants that authorize the holder of the warrant to directly purchase one share of common stock at $2.50 on or before December 31, 2002. The warrants have no rights and privileges other then those related to exercise.

In connection with various consulting agreements we have issued 5,500,000 warrants that authorize the holder of the warrant to directly purchase one share of common stock at $0.01 on or before December 31, 2002. We have agreed to currently register 5,500,000 shares of our common stock in this offering for sale by these potential shareholders. The warrants have no rights and privileges other then those related to exercise.

Units

The units in this offering are each composed of eight (8) shares of common stock and two (2) warrants to purchase two shares of VentureNet common stock at $2.50 on or before December 31, 2002.

                                    EXPERTS

         The financial statements of VentureNet as of May 31, 2000 and 1999 and for each of the two years in included in this Prospectus, have been so included in reliance on the reports of Dohan and Company, independent accountants, given on the authority of said firm as experts in giving said reports.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named in this prospectus owns any of VentureNet's securities, nor were they hired on a contingent basis. These experts will not receive any direct or indirect interest in VentureNet and none were promoters, underwriters, voting trustees, directors, officers, or employees.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

VentureNet has no insurance or other instrument of indemnity against liability under the Securities Act of 1933. VentureNet has taken the general position that the United States Securities and Exchange Commission considers such indemnification not in the public interest.

                    ORGANIZATION WITHIN THE LAST FIVE YEARS

Operating under the name Trans America Enterprises, Inc., we became a public entity when, in 1989, we filed with the United States Securities and Exchange Commission a registration statement on Form S-18. On February 9, 1989, we merged with Sea Venture Cruises, Inc., a Delaware close corporation, in a tax-free reorganization that resulted in the re-domiciling of the corporation from Texas to Delaware. Trans America Enterprises, Inc., the surviving corporation of the merger, changed its name to Sea Venture Cruises, Inc., and conducted business under that name until early 1998.

Because we were unsuccessful in the cruise business, we started looking for a merger partner in a new line of enterprise. After determining that substantial opportunities existed in the burgeoning area of Internet information services, our then controlling shareholder began to develop a separate, private, Florida corporation called Internet Stock Market Corp., which was engaged in providing information on the World Wide Web through a Website with the Web address http://www.InternetStockExchange.com. That Web address was later revised to www.InternetStockMarket.com. On March 26, 1998, our name was changed to Internet Stock Exchange Corp. by an amendment to the Articles of Incorporation. On April 14, 1998, we executed a reverse-split of all shares of our common stock on a 1-for-1000 basis, with fractional shares being canceled. This reverse-split resulted in the total number of shares issued and outstanding becoming 487,001.

On August 17, 1998, we changed our name to Internet Stock Market Resources, Inc. and subsequently announced that we merged with the private, closely-held Florida corporation Internet Stock Market Corp. The financial statements of the surviving corporation presented in this prospectus and in periodic filings with the United States Securities and Exchange Commission reflect the financial effect of the merger as if it were similar to a pooling of interests because of common ownership and control. The effective date of the merger coincides with the first day, September 1, 1998, of the second quarter of our fiscal year that began on June 1, 1998 and ended on May 31, 1999.

On June 26, 2000, we sold 25,000,000 shares of common stock to Michael N. Brette in exchange for certain assets held by Mr. Brette. In connection with this exchange we also changed our name to VentureNet Capital Group, Inc.

                            DESCRIPTION OF BUSINESS

Overview

We specialize in funding extraordinary entrepreneurs operating businesses that represent dynamic growth potential. We bridge the gap between these promising growth companies needing capital and their access to the capital markets. By bringing capital to these companies, we ignite a creative synergy that rewards the sprit of enterprise and safeguards entrusted capital.

STRATEGIES FOR GROWTH OPPORTUNITIES

At VentureNet, we assist promising companies reach their next level of performance by becoming publicly traded companies. We qualify only those companies whose performance has successfully migrated beyond start-up, but have yet to be discovered by venture capitalists or institutional investors. Candidate companies are scrutinized for their growth history, profit potential, market trends and management teams as part of a rigorous due diligence process. We assess market potential as well as channels of distribution. We analyze a company's business plan to quantify real profit potential, and identify prospective partnering opportunities with established companies.

THE EARLY ADVANTAGE

We look for qualified companies that are planning to go public within 6 to 24 months after we invest in them. Our early-stage investment allows us to obtain a large equity position in these companies-often at a substantial discount to the existing offering price. In this way, our shareholders are able to profit from any added value these promising companies may realize once they become publicly traded companies.

CONNECTIONS AND RESOURCES

As companies come to our attention as a result of our extensive networking with venture capital companies, investment bankers, and our contacts with various investment organizations and associations, we will identify and research only those companies that fit our investment guidelines. We discover undervalued companies and situations, that by investing early, we are positioned to take advantage of the potential increase in value before they become available to the general investment community.

Principal products or services and their markets

VentureNet currently is in the business of providing capital and business related services to public and private companies. We will provide management services, corporate development and structure in emerging and established business operations which demonstrate potential for long-term capital growth and development. Prior to August 2000, we were in the business of providing Internet-based business and advertising information.

Distribution methods of products or services

Management services are offered to each target company and the company is free to choose which service best helps management complete its business objectives.

Status of any new publicly announced product or service

VentureNet has not publicly announced any new services, although our Website's front page has links to other financial and stock market-related services.

Sources and availability of raw materials and the names of principal suppliers

VentureNet's business does not rely on raw materials in the traditional sense, other than the human resources required for maintenance of the Website complex; it does, however, depend upon access to telephonic communications lines for the transmittal of data, as well as for communications by voice and data with customers. VentureNet's primary long distance carrier is AT&T.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

VentureNet holds no patents, licenses, franchises, concessions, or royalty agreements, and has no labor contracts.

Need for any government approval of principal products or services

Government approval for VentureNet's products and services is not currently required.

Competition

The business of providing capital and business services is intensely competitive. VentureNet seeks entities that require investment capital in the under $2 million range and that also utilize other corporate services provided for a fee. VentureNet is attempting to carve out a profitable niche in the marketplace by offering our clients the ability to execute on their business plan without the burden of administering the company. There is no assurance that VentureNet will not be overwhelmed by competitors offering similar or possibly even better capital and business services, and at prices to clients below what VentureNet charges.

Effect of existing or probable governmental regulations on the business

VentureNet does not know of any federal or state regulatons that might affect the business nor does VentueNet know of any federal and state regulations that might be enacted in the future that will adversely affect the industry.

Amount spent during each of the last two fiscal years on research and development activities

VentureNet does not generally involve itself in research and development.

Costs and effects of compliance with environmental laws (federal, state and local)

Environmental laws do not materially affect VentureNet or the companies we have invested in.

Number of total employees and number of full-time employees

VentureNet currently has 11 full-time employees.

Cyclicality of the industry

VentureNet is dependent on the economic well being of its clients to produce revenue and capital appreciation for the investment in the emerging companies. Revenue from these companies may erode possibly severely, by any economic downturn. During the recessionary phase of the economic cycle, most companies experience a decline in revenues which will could have a direct effect on VentureNet revenue.

Economic dependence

VentureNet has no single source for 10% or more of its revenues and does not expect any such relationship to develop in the near future.

Recent developments

Through the end of the current fiscal year, VentureNet had largely conducted business in the normal course. VentureNet had also been laying the groundwork for the acquisition of several closely-held, going concerns with the intent of making them wholly- or partially-owned subsidiaries.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

Prior August, 2000 we primarily derived revenues from our Internet-based business and advertising information about emerging companies. Client companies provided their own content, which may include information about goods and services they offer, new corporate developments, and links to their own Websites. Our Website also provided links to other sites that provide business information. We currently expect to discontinue these services.

We intend to act as an "incubator", mentor or both, for corporate development for potentially successful pre-public and private companies through the initial public offering or private sale stage. We will provide management services, corporate development and structure in emerging and established business operations which demonstrate potential for long-term capital growth and which would benefit from public ownership. Our belief is that smaller companies, specifically those between $2 million and $20 million in annual sales, offer the greatest opportunity for gain, due to their inability to attract adequate capital in the general markets, and we have the expertise in dealing with the management and marketing problems associated with emerging firms in that size range. Start-up companies will also be considered. Our experience is that exceptional bargains are available for investments of that size and type of company because of being largely overlooked by the capital markets. Decisions as to which business opportunity to participate in will be made by management, who may enter into investment decisions with or without the consent, vote, or approval of the Executive Committee. To help accomplish these goals, VentureNet, Inc. will provide substantial working capital, expenses, and fees to the emerging companies to attempt to complete their business plan.

We have embarked on an aggressive plan of expansion involving the acquisition of the operating assets of other going concerns: the assets bought would generally constitute distinct operating units of ours. Although management is looking for asset purchases within our areas of expertise, we have made overtures to a variety of potential holdings. It is management's intention to use a group of financing vehicles to buy assets: among these may be cash, debt, and/or equity securities. To the end of having cash available for purchases, we must raise the proceeds from our offering.

RESULTS OF OPERATIONS

Year Ended May 31, 2000 Compared to the Year Ended May 31, 1999

VentureNet's revenues for the 12 months ending May 31, 2000, were $370,688 against revenues of $214,175 for the 12 months ending May 31, 1999, representing an increase of 75%. Much of increase for fiscal 2000 was because of revenues earned from some one-time services VentureNet performed during fiscal 2000 and to virtually no revenue being earned during part of the third quarter of fiscal 1999. That collapse of revenues was the result of VentureNet's suspension of sales activities during a United States Securities and Exchange Commission investigation that resulted in no findings adverse to VentureNet. This temporary halt to new business development was overcome in fiscal 1999's fourth quarter as continuing clients remained with VentureNet while new clients were being added at the rate of approximately three to four per month. From fiscal 2000 to fiscal 1999, operating expenses increased by 48% to $512,084, reflecting certain variable costs of operations that increased as revenues did. Management believes that, as operating revenues grow, total expenses will also do so, but at a lower rate.

As a result of the foregoing our net loss for the year ending May 31, 2000, increased only 8% to $137,762 from a net loss of $127,880 for 1999.

EFFECTS OF INFLATION

Management believes that VentureNet's revenues and results of operations have not been significantly affected by inflation during the two years ended May 31, 2000. The economy's overall low inflation rates at both the producer and consumer levels have been reflected in VentureNet's business and its industry.

GOING CONCERN

VentureNet has suffered recurring losses from operations and at May 31, 2000, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about VentureNet's ability to continue as a going concern without additional capitalization. The attached financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the One Month Ended June 30, 2000

VentureNet's revenues for the one month ended June 30, 2000, were $12,000. As a result of the transaction with Mr. Brette and discussions as to our new business plans, we did not generate revenues consistent with those earned during the fiscal year ended May 31, 2000. Our operating expenses were $115,074, which were significantly more than in past months primarily due to employees and various consultants involved in developing our new business plan. Management believes that our expenses will remain at increased levels while we continue to develop and initiate our new business plan.

As a result of the foregoing we had a net loss of $96,407 for the one month ended June 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

Total cash balances declined $52,902, or 43%, from their previous year levels. This decrease was primarily attributed to the use of $86,123 in cash flows for operating activities. During June 2000 we used and additional $58,523 in cash primarily for operating activities. As of June 30, 2000, we have a working capital deficit of approximately $590,000.

Management does not believe that its current sources of cash are sufficient to fund its operations. In addition, we have revised our business plan which will require significant capital. As a result we must raise some or all of the proceeds of our $10,000,000 offering.

On June 26, 2000, Michael N. Brette, our new Chairman of the Board, President and Chief Executive Officer, exchanged certain assets, with a cost to Mr. Brette of $1,237,000, to the Company for 25,000,000 shares of VentureNet's common stock.

                            DESCRIPTION OF PROPERTY

Until September 30, 2003, VentureNet is committed to lease approximately 2,700 square feet of office space for $3,550 per month at Jefferson Avenue, Suite 200, Temecula, California. The office building is in good condition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a result of our merger with Internet Stock Exchange Corp. - effective on September 1, 1998, Mr. A.N. Kyriakides, our former Chairman of the Board, through affiliated parties, received consideration of 222,222 shares of ISMR's common stock plus a $1,000,000 note payable. The Principle balance of this note is currently approximately $536,000 and the terms of the note were extended. VentureNet will repay the outstanding loan payable within 180 days, provided, however, that if VentureNet completes any equity or debt financing before the maturity date of the note, VentureNet shall pay twenty percent (20%) of all gross proceeds raised in any equity or debt offering(s) within ten (10) days from the closing of such offering(s), toward payment of the note. Interest at the rate of 6% per annum will accrue on this note from the date of closing until paid. If the loan is not paid on time, then the default rate of interest of 9% per annum will accrue from the default date until paid.

On June 26, 2000, Michael N. Brette, our new Chairman of the Board, President and Chief Executive Officer, exchanged certain assets, with a cost to Mr. Brette of $1,237,000, to the Company for 25,000,000 shares of VentureNet's common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The principal United States market in which VentureNet common stock is and has been traded is the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers. VentureNet common stock began trading in 1989 under the symbol SVCR, which was subsequently changed to ISMR, changed in June 2000 to VNTN. Through May, 2000, the high sales price was $5.00, adjusted for all stock splits, and the low sales price was $0.0001. Firms making a market in VentureNet common stock include: Fleet Trading, WM. V. Frankel & Co., Inc., Forge Financial Group, Inc., Gaines, Berland Inc., GVR Company, M. Hill Thompson Magid & Co., Herzog, Heine, Geduld, Inc., Ladenburg, Thalmann & Co., Inc., Schwab Capital Markets L. P., M. H. Meyerson & Co., Inc., North American Institutional Brokers, Knight Securities, Inc., Paradise Valley Securities, Inc., Pacific Continental Securities, Paragon Capital Corp., Program Trading Corp., Sharpe Capital, Inc. Wien Securities Corp.

                                 Year Ended           Year Ended
                                May 31, 2000         May 31, 1999
                               High*     Low*       High*     Low*
                               -----     ----       -----     ----
               First Quarter   $1.88    $1.50       $2.25     $1.50
              Second Quarter   $1.75    $0.41       $3.50     $0.87
               Third Quarter   $3.31    $0.75       $1.25     $0.56
              Fourth Quarter   $5.13    $2.00       $0.75     $0.25

* The prices presented above are bid prices which represent prices between broker-dealers and do not include retail markups and markdowns or any commission to the dealer. These prices may not reflect actual transactions.

On July 31, 2000, there were approximately 286 holders of record of VentureNet common stock. This number does not include any adjustment for stockholders owning VentureNet common stock in street name.

The stock transfer records of the corporation indicate that, as of July 31, 2000, there were 26,565,777 common shares outstanding. VentureNet has never paid dividends, and it does not anticipate paying any dividends in the near future; instead, it intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business.

As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of securities like VentureNet's is regulated at the state level through the Blue Sky laws.

o VentureNet common stock is listed on the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers under the trading symbol

         VNTN and this offering has been the subject of a federally qualified registration statement, but the stock still might not be salable by the resident of a state in which VentureNet has not met the applicable Blue Sky requirements.

o Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks - especially "penny stocks" and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or market makers of less than sterling reputation.

There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like VentureNet's. The United States Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these "penny stocks". Generally speaking, "penny stocks" are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in such securities is provided by such exchange or system. If VentureNet's common stock meets the definition of a "penny stock", before executing a transaction not otherwise exempt, a broker-dealer must do the following:

o Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.

o Provide the customer with bid and offer quotations for VentureNet's stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

o Make a special, written determination that VentureNet's stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for VentureNet's stock if it is or becomes subject to the penny stock rules. If VentureNet common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell their the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off such transactions, a shareholder might find it hard to get a broker to execute trades of VentureNet stock.

                             EXECUTIVE COMPENSATION

The following table shows the compensation of officers, directors, and other key personnel for the fiscal years ending on May 31, respectively, 1999 and 2000.

     Name and                                 Compensation
     Principal position           Year      Salary     Bonus     Other
     ----------------------       ----      ------     -----     -----
     Michael Brette, CEO          2000       None      None      None
     Budd Morris,                 2000        0         0       $70,500
        former CEO                1999        0         0       $27,628

There are currently no contracts with any of the executive officers; moreover, no compensation is provided to any person in his or her capacity as a director, and there is no reimbursement for expenses incurred by directors in their capacities as such. The Board of Directors plans to appoint an independent compensation review panel to make recommendations regarding the compensation structure of VentureNet's officers and will take that panel's findings into account in establishing salaries, benefits, and incentives appropriate for VentureNet's key personnel.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

We have had no disagreements with our independent accountants. There been no material changes in our financial statements because of disagreements between us and our accountants with respect to accounting or with respect to financial disclosures.

                         VentureNet Capital Group, Inc.

                  F/K/A INTERNET STOCK MARKET RESOURCES, INC.

                              FINANCIAL STATEMENTS
                             MAY 31, 2000 and 1999

                                    CONTENTS

                                                                                  Page
                                                                               -----------
INDEPENDENT AUDITOR'S REPORT                                                       F-1

FINANCIAL STATEMENTS (including unaudited one month ended June 30, 2000)
        Balance Sheets                                                             F-2
        Statements of Operations                                                   F-3
        Statements of Stockholders' Equity (Deficiency in Assets)                  F-4
        Statements of Cash Flows                                                   F-5
        Notes to Financial Statements                                           F-6 to F-12

Dohan and Company                                 7700 North Kendall Drive, #204
Certified Public Accountants                      Miami, Florida  33156-7564
A Professional Association                        Telephone: (305) 274-1366
                                                  Facsimile: (305) 274-1368

                          Independent Auditor's Report

Stockholders and Board of Directors
VentureNet Capital Group, Inc. (F/K/A Internet Stock Market Resources, Inc.) Temecula, California

We have audited the accompanying balance sheets of VentureNet Capital Group, Inc. (F/K/A Internet Stock Market Resources, Inc.), as of May 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficiency in assets) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VentureNet Capital Group, Inc. (F/K/A Internet Stock Market Resources, Inc.) at May 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has working capital deficit that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                      /s/ Dohan and Company, P.A., CPA's


June 9, 2000 (except for Note 9 as to which
   the date is August 5, 2000)
Miami, Florida

Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accountants -
   Private Companies and SEC Practice Sections
SC International - Offices in Principal Cities World-Wide

VentureNet Capital Group, Inc. (F/K/A INTERNET STOCK MARKET RESOURCES, INC.)

BALANCE SHEETS                                                  June 30,                 May 31,
                                                                  2000         ---------------------------
                                                               (Unaudited)        2000             1999
----------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                      $    11,361     $    69,884     $   122,786
Accounts receivable, less allowance
  for doubtful accounts of $7,825
  in 2000 and $37,320 in 1999                                       49,025          59,425          22,343
Recoverable income taxes                                               654             654           5,928
Prepaid expenses                                                    12,500              --              --
----------------------------------------------------------------------------------------------------------
         TOTAL CURRENT ASSETS                                       73,540         129,963         151,057

PROPERTY AND EQUIPMENT                                              29,974          30,924          40,244
EQUITY SECURITIES, available for sale                            1,237,000              --              --
DEPOSITS                                                               500             500           1,000
DUE FROM AFFILIATE                                                   6,477           6,477              --
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                   $ 1,347,491     $   167,864     $   192,301
==========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

CURRENT LIABILITIES
Accounts payable                                               $    34,182     $    34,182     $    11,196
Accrued and other liabilities                                       71,937         108,680          22,144
Deferred income                                                     20,500          22,500         112,084
Current portion of note payable to
   stockholder                                                     536,000         536,000         113,550
----------------------------------------------------------------------------------------------------------
        TOTAL CURRENT LIABILITIES                                  662,619         701,362         258,974
NOTE PAYABLE TO STOCKHOLDER, 6%,
   DUE JUNE 1, 2000                                                     --              --         564,965
----------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                          662,619         701,362         823,939
----------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 9)

STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
Preferred stock, $.01 par value; 66,667
  shares authorized; none issued and
  outstanding
Preferred stock, Class A, $.01 par value;
  933,333 shares authorized; 96,500,
  96,500 and 0 shares issued and
  outstanding, respectively                                            965             965              --
Common stock;$.0001 par value; 50,000,000
  Shares authorized; 26,565,777,
  1,381,333 and 586,444 shares issued
  and outstanding, respectively                                      2,657             139              59
Additional paid-in capital                                       3,512,417       2,093,491         505,127
Note receivable arising from the
  sale of stock, including accrued interest                       (810,174)       (803,507)             --
Stock subscription receivable                                     (650,000)       (550,000)             --
Deficit                                                         (1,370,993)     (1,274,586)     (1,136,824)
----------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
 (DEFICIENCY IN ASSETS)                                            684,872        (533,498)       (631,638)
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY IN ASSETS)                                       $ 1,347,491     $   167,864     $   192,301
==========================================================================================================

See accompanying notes.

VentureNet Capital Group, Inc. (F/K/A INTERNET STOCK MARKET RESOURCES, INC.)

STATEMENTS OF OPERATIONS

                                         For the one month    For the years ended May 31,
                                        ended June 30, 2000  -----------------------------
                                            (Unaudited)          2000             1999
------------------------------------------------------------------------------------------
REVENUES                                    $     12,000     $    370,688     $    214,175
------------------------------------------------------------------------------------------
EXPENSES
Bad debts                                             --           27,250           35,763
Depreciation and amortization                        950           11,460           11,307
Office rent                                          562            8,778           13,482
General and administrative                        13,594           45,524           43,801
Interest                                           2,690           36,267           34,947
Advertising and promotions                            --           19,356            3,375
Professional fees                                 25,168          101,863           82,405
Compensation and related taxes                    67,698          232,627           97,890
Telephone                                          4,412           28,959           20,668
------------------------------------------------------------------------------------------
      TOTAL EXPENSES                             115,074          512,084          343,638
------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                            (103,074)        (141,396)        (129,463)

OTHER INCOME                                       6,667            3,634            1,583
------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS BEFORE INCOME TAXES         (96,407)        (137,762)        (127,880)

PROVISION FOR INCOME TAXES                            --               --               --
------------------------------------------------------------------------------------------
NET LOSS                                    ($    96,407)    ($   137,762)    ($   127,880)
==========================================================================================
BASIC AND DILUTED NET LOSS PER SHARE        ($      0.01)    ($      0.17)    ($      0.32)
==========================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING           26,565,777          817,815          398,045
==========================================================================================

See accompanying notes.

VentureNet Capital Group, Inc. (F/K/A INTERNET STOCK MARKET RESOURCES, INC.)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
For the years ended May 31, 2000 and 1999 and the (Unaudited) one month ended June 30, 2000

---------------------------------------------------------------------------------------------------
                                                                                        ADDITIONAL
                                        COMMON                 PREFERRED                  PAID-IN
                                        SHARES     AMOUNT        SHARES      AMOUNT       CAPITAL
---------------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 1998                           275,333  $        28           --           --  $ 3,458,279
PRIVATE STOCK
   PLACEMENT                            311,111           31           --           --      504,906
RECAPITALIZATION
   OF DEFICIT                                --           --           --           --   (3,458,058)
NET LOSS FOR
   1999                                      --           --           --           --           --
---------------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 1999                           586,444           59           --           --      505,127
PRIVATE STOCK
   PLACEMENT                            133,333           13           --           --       54,947
SHARES ISSUED FOR
   SERVICES                              55,556            6           --           --       55,550
ADDITIONAL PUBLIC
   OFFERING                             606,000           61       96,500          965    1,477,867
INTEREST ON NOTE                             --           --           --           --           --
NET LOSS FOR
   2000                                      --           --           --           --           --
---------------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 2000                         1,381,333  $       139       96,500  $       965  $ 2,093,491
(Unaudited)
SHARES ISSUED FOR
   SERVICES                              84,444            8           --           --       84,436
SHARES ISSUED IN
   EXCHANGE                          25,000,000        2,500           --           --    1,234,500
ADDITIONAL PUBLIC
   OFFERING                             100,000           10           --           --       99,990
INTEREST ON NOTE                             --           --           --           --           --
NET LOSS FOR
   2000                                      --           --           --           --           --
---------------------------------------------------------------------------------------------------
BALANCES - for the one month ended
  JUNE 30, 2000
  (Unaudited)                        26,565,777  $     2,657       96,500  $       965  $ 3,512,417
===================================================================================================

------------------------------------------------------------------------------------------
                                                  SUBSCRIPTION      NOTE
                                       DEFICIT     RECEIVABLE     RECEIVABLE      TOTAL
------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 1998                        ($4,467,002)           --            --   ($1,008,695)
PRIVATE STOCK
   PLACEMENT                                  --            --            --       504,937
RECAPITALIZATION
   OF DEFICIT                          3,458,058            --            --            --
NET LOSS FOR
   1999                                 (127,880)           --            --      (127,880)
------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 1999                         (1,136,824)           --            --      (631,638)
PRIVATE STOCK
   PLACEMENT                                  --            --            --        54,960
SHARES ISSUED FOR
   SERVICES                                   --            --            --        55,556
ADDITIONAL PUBLIC
   OFFERING                                   --      (550,000)     (800,000)      128,893
INTEREST ON NOTE                              --            --        (3,507)       (3,507)
NET LOSS FOR
   2000                                 (137,762)           --                    (137,762)
------------------------------------------------------------------------------------------
BALANCES -
 MAY 31, 2000                        ($1,274,586)  ($  550,000)  ($  803,507)  ($  533,498)
(Unaudited)
SHARES ISSUED FOR
   SERVICES                                   --            --            --        84,444
SHARES ISSUED IN
   EXCHANGE                                   --            --            --     1,237,000
ADDITIONAL PUBLIC
   OFFERING                                   --      (100,000)           --            --
INTEREST ON NOTE                              --            --        (6,667)       (6,667)
NET LOSS FOR
   2000                                  (96,407)           --            --       (96,407)
------------------------------------------------------------------------------------------
BALANCES - for the one month ended
  JUNE 30, 2000
  (Unaudited)                        ($1,370,993)  ($  650,000)  ($  810,174)  $   684,872
==========================================================================================

See accompanying notes.

VentureNet Capital Group, Inc. (F/K/A INTERNET STOCK MARKET RESOURCES, INC.)

STATEMENTS OF CASH FLOWS

                                                                For the one month
                                                                      ended       For the years ended May 31
                                                                  June 30, 2000   ---------------------------
                                                                   (Unaudited)        2000           1999
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                          ($   96,407)    ($  137,762)    ($  127,880)
Adjustments to reconcile net income to net cash
   provided by operating activities:
Depreciation and amortization                                             950          11,460          11,307
Common stock issued for services rendered                              84,444          55,556              --
Changes in assets and liabilities:
Decrease in restricted cash                                                --              --          50,000
Decrease (increase) in accounts receivable                             10,400         (37,082)          9,850
Decrease (increase) in recoverable income taxes                            --           5,274          (5,928)
(Increase) decrease in accrued interest receivable                     (6,667)         (3,507)          4,920
Increase in prepaid expenses                                          (12,500)             --              --
Increase in accounts payable                                               --          22,986           2,202
Increase (decrease) in accrued and
   other liabilities                                                  (36,743)         86,536         (34,952)
Decrease in deferred income                                            (2,000)        (89,584)        (12,360)
-------------------------------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                                 (58,523)        (86,123)       (102,841)
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issuance                                                      --         183,853         504,937
Payments on from due from affiliate                                        --          (6,477)             --
Proceeds of stockholder loan                                               --          34,250              --
Principal payments on note payable stockholder                             --        (176,765)       (385,385)
-------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                  --          34,861         119,552
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment                                                      --          (2,140)         (1,578)
Security deposits                                                          --             500              --
-------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                      --          (1,640)         (1,578)
-------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                           (58,523)        (52,902)         15,133
CASH AND EQUIVALENTS, beginning of period                              69,884         122,786         107,653
-------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS, end of period                               $    11,361     $    69,884     $   122,786
=============================================================================================================
SUPPLEMENTAL DISCLOSURES
Interest received                                                          --     $       127     $     6,503
Interest paid                                                              --     $    36,018     $    36,363
Income taxes paid                                                          --     $        --     $     2,928
=============================================================================================================
SUPPLEMENTAL DISCLOSURES OF NON-CASH
   FINANCING TRANSACTIONS:
Common stock issued for note receivable
   accruing 10% interest                                                   --     $   800,000              --
Common stock issued for stock subscriptions
   receivable                                                     $   100,000     $   550,000              --
Common stock issued for in exchange for
   equity securities                                              $ 1,237,000              --              --
In connection with the merger, in September 1998 of a commonly controlled affiliate, the Company issued
222,222 shares of common stock in exchange for 1,000 shares outstanding of the non-surviving corporation and
$1,000,000 of debt, recorded as "Note payable stockholder."
=============================================================================================================

See accompanying notes.

VentureNet Capital Group, Inc.
NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

BUSINESS ACTIVITY VentureNet Capital Group, Inc. (F/K/A Internet Stock Market Resources, Inc.), (VentureNet) provides Internet design and access to financial websites and information on behalf of smaller, growing public companies. VentureNet is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid, up-to-date information on publicly traded companies. The companies, upon becoming a member of VentureNet and paying necessary fees to VentureNet, supply all information. VentureNet includes stock information and related financial material at no extra charge.

Effective September 1, 1998, Internet Stock Market Resources, Inc. (formerly, Internet Stock Exchange Corp.) acquired 100% of the shares authorized, issued, and outstanding, consisting of 1,000 shares of common stock, $1.00 par value per share, of Internet Stock Market Corp., a closely-held Florida corporation, under an Agreement and Plan of Merger. The shareholders of Internet Stock Market Corp. were compensated with 2,000,000 restricted common shares of VentureNet's stock and a promissory note for $1,000,000.

The Surviving Corporation is organized under General Corporation Law of the State of Delaware, is in good standing, and is qualified to conduct business in any lawful jurisdiction. The Surviving Corporation completed all aspects of its merger/acquisition with the Non-surviving Corporation.

Subsequent to May 31, 2000, the Company changed its name to VentureNet Capital Group, Inc. from Internet Stock Market Resources, Inc. (See Note 9).

ACCOUNTING BASIS These financial statements reflect the merger as if it were a "pooling of interests" of the two entities as a result of common control. Accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results.

RECLASSIFICATIONS AND RESTATEMENTS Amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation of the current year financial statements. Additionally, amounts in the prior year financial statements have been restated to give retroactive effect to the merger for purposes of comparative financial statement presentation.

CASH AND CASH EQUIVALENTS For purposes of the statements of cash flows, VentureNet considers all highly liquid debt securities purchased with maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK Financial instruments, which potentially subject VentureNet to a concentration of credit risk, are cash and cash equivalents and accounts receivable. VentureNet currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits. The amounts in excess were $21,851 at May 31, 1999.

As of May 31, 2000 and 1999, VentureNet had outstanding trade receivables, which carrying value of these receivables was reduced for estimated uncollectibility to estimated fair market value by an allowance for doubtful accounts. VentureNet clients are typically smaller, publicly traded organizations. Consequently, VentureNet's ability to collect the amounts due from clients may be affected by economic fluctuations in their industries and geographical location, as well as fluctuations in the financial and stock markets in general.

PROPERTY AND EQUIPMENT Property and equipment, consisting of furnishings and equipment used in its current operations, is stated at cost, less accumulated depreciation. Depreciation is begun when the assets are placed in service and computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

LONG-LIVED ASSETS Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

SALES REVENUE Revenues from sales are recorded when the collection of sales proceeds is reasonably assured and all other material conditions of the sales are met. Income on contracts in excess of one month is deferred and recognized monthly, pro-rata, over the term of the agreement.

ADVERTISING Advertising costs are charged to operations in the year incurred.

BASIC NET LOSS PER SHARE Basic net loss per common share is computed by dividing the net income or loss available to Common stockholders by the weighted average number of common shares outstanding during each period. There were no common stock equivalents as of the years ended May 31, 2000 and May 31, 1999.

INCOME TAXES Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement 109 No. (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in VentureNet's financial statements compared to the tax returns.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS In accordance with the requirements of Statement of Financial Accounting Standards No. 107, the fair value amounts of financial instruments have been determined based on available market information and appropriate valuation methodology. The carrying amounts and estimated fair values of VentureNet's financial assets and liabilities approximate fair value due to the short maturity of the instruments. The fair value of the note payable stockholder is estimated based on an annual interest rate of 6% and the anticipated dates of payment and has not been increased accordingly. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

2. RELATED PARTY TRANSACTIONS

COMPENSATION AND CONVERSION OF SHARES The compensation to a Non-surviving Corporation (Internet Stock Market Corp.) shareholder for his equity in that business was $1,000,000 in the form of a promissory note payable with 6% interest per annum, issued by the Surviving Corporation (Internet Stock Market Resources, Inc.) This note was due upon demand by the holder, but subsequently changed to allow VentureNet to accumulate sufficient working capital. The shareholder was an officer and director of VentureNet during the fiscal year ended May 31, 2000.

Subsequent to May 31, 2000, in accordance with a June 13, 2000 agreement, the terms of the note were extended. VentureNet will repay the outstanding loan payable of approximately $535,000 as of May 31, 2000, within 180 days, provided, however, that if VentureNet completes any equity or debt financing before the maturity date of the note, VentureNet shall pay twenty percent (20%) of all gross proceeds raised in any equity or debt offering(s) within ten (10) days from the closing of such offering(s), toward payment of the note. Interest at the rate of 6% per annum will accrue on this note from the date of closing until paid. If the loan is not paid timely, then the default rate of interest of 9% per annum will accrue from the default date until paid.

3. PROPERTIES AND EQUIPMENT

Property and equipment consisted of the following:

                                            2000         1999
                                          --------     --------
           Office equipment               $ 59,245     $ 57,104
           Accumulated depreciation        (28,320)     (16,860)
                                          --------     --------
           Property and equipment, net    $ 30,924     $ 40,244
                                          ========     ========

Total depreciation expense for the years ended May 31, 2000 and 1999, amounted to $11,460 and $11,117, respectively.

4. ACCRUED AND OTHER LIABILITIES

Accrued liabilities consisted of the following:

                                                   2000        1999
                                                 --------    --------
       Professional fees                         $ 62,100    $ 20,150
       Accrued compensation and related taxes      45,185         848
       Accrued interest                             1,395       1,146
                                                 --------    --------
                                                 $108,680    $ 22,144
                                                 ========    ========

5. STOCKHOLDERS' EQUITY

VentureNet has authorized 50,000,000 shares of common stock with a par value of $.0001 per share. At May 31, 2000 and 1999, 1,381,333 shares and 586,444 shares, respectively, were issued and outstanding. VentureNet has authorized 66,667 shares of preferred $.01 par value with no rights and privileges defined and no such preferred shares were issued and outstanding at May 31, 2000 and 1999.

VentureNet has authorized 933,333 shares of Class A preferred stock, $0.01 par value. At May 31, 2000 and 1999, 96,500 shares and no shares, respectively, were issued and outstanding. The holders of Class A preferred stock are entitled to the following rights and privileges:

o One share of Class A preferred stock may be exchanged for two shares of common stock. Within one year from the issue date, the exchange price is $5.00 for two shares of common stock. After one year, the exchange price is the greater of $5.00 and the market bid price for two shares of common stock. For one year from the issue date, the exchange price is $5.00 for two shares of common stock.

o        No voting rights.

o Other than liquidation rights to the extent of par value, which is $0.01 per share preferred, the Class A preferred stock has no preemptive or other special rights unless granted by law or statute.

o        Class A preferred stock has no rights to dividends of any kind.

o The Board of Directors can declare a Class A preferred stock dividend if it wishes to, but if it does declare such a dividend, that does not mean the Class A preferred stock has any right to dividends after that.

o If any part of the designation of the Class A preferred stock is held invalid, the rest of the class's designation is still valid.

PRIVATE OFFERING In August 1998, the Board of Directors authorized VentureNet to offer and sell to foreign investors up to 4,000,000 shares of its common stock at a purchase price of $.25 per share under a private placement to foreign investors, pursuant to an exemption available under the Securities Act of 1933, as amended. Under this offering, which was made before the merger, 2,800,000 shares were issued at prices ranging from $.12 to $.25 generating net proceeds of $504,937 before May 31, 1999. On June 14, 1999, VentureNet sold the remaining 133,333 (post-reverse split) shares of its common stock from its private placement for $54,960.

REVERSE STOCK SPLIT During the first fiscal quarter of VentureNet's 1998 fiscal year, the common stock of VentureNet experienced a significant decline in the trading per share price. In addition to the detrimental effect of the lower trading price had on the shareholders, it diminished VentureNet's ability to make acquisitions using VentureNet's common stock. As a result of the above, effective on June 30,1999, VentureNet reverse split its common stock at a ratio of one new share for each nine old shares issued and outstanding. Recognition of the reverse stock split has been given in the May 31, 1999 financial statements.

SHARES ISSUED FOR SERVICES On July 9, 1999, the Company authorized the issuance to two officers of the Company, 55,556 shares of its common stock for services rendered beyond the normal course of business as officers of the Company. This stock was valued at $55,556.

PUBLIC OFFERING Through a public offering registered with the United States Securities and Exchange Commission, VentureNet offered to sell 833,333 units of VentureNet securities. Each unit contained four shares of VentureNet common stock and one share of VentureNet Class A preferred stock. However, most of these units were not issued exactly in accordance with the terms of the registration statement, including no preferred stock being issued in connection with the promissory note as described below and the "put" option also described below.

PROMISSORY NOTE In connection with the public offering, the Company issued 320,000 shares of common stock in exchange for a promissory note in the amount of $800,000. This note bears interest at 10% per annum and is due November 15, 2000. This note is collateralized by 1.2 million shares and 1.2 million warrants of Shane Resources, Inc. In a security agreement dated, May 15, 2000, the purchase of VentureNet's stock also pledged 30,000 shares of MedCom, Inc. of Bellevue, WA.

STOCK SUBSCRIPTIONS RECEIVABLE In connection with the public offering, the Company issued 221,500 shares of common stock in exchange for Stock Subscription Agreements for an aggregate purchase price of $550,000. The due date of these stock subscription agreements are December 31, 2000 and the notes bear interest at 6% per annum. In the alternative, the subscribers were permitted the option to "put" their shares back to the Company in full forgiveness of any amounts due, and with no further recourse by the Company.

SALE OF COMMON STOCK Through the public offering, the Company sold 52,000 shares of common stock at an average price of $2.12 per share for a total of $110,000.

In April 2000, the Company sold 22,000 shares of common stock at $2.50 for a total of $55,000.

6. INCOME TAXES

For the year ended May 31, 2000, VentureNet generated for U.S. income tax purposes a net operating loss of approximately $129,000. This loss carryforward expires in the year 2020. VentureNet had a net operating loss carryforward of approximately $3,127,000 as of May 31, 2000. However, as of September 1, 1998, and subsequently, there were ownership changes in VentureNet as defined in
Section 382 of the Internal Revenue Code. Because of these changes, VentureNet's ability to utilize net operating losses and capital losses available before the ownership change were virtually eliminated. The utilization of the remaining carryforward is dependent on VentureNet's ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

The Company computes deferred income taxes under the provisions of Statement of Financial Accounting Standards No. 109, which requires the use of an asset and liability method of accounting for income taxes. Under SFAS 109, deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences result primarily from the use of the accelerated cost recovery method of depreciation and the write-off method for accounts receivable as opposed to the allowance method. Statement No. 109 also provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit of $1,097,485 may not be recognized in future years. Therefore, a valuation allowance of $1,097,485 equal to the deferred tax benefit has been established, resulting in no deferred tax benefits as of the balance sheet dates.

7. COMMITMENTS AND CONTINGENCIES

LEASED PREMISES VentureNet leases its facilities in St. Petersburg, Florida under a three-year lease agreement, dated August 10, 1999. The lease provides for monthly payments of $525, with subsequent increases on January 1, 2001 to $675, and January 1, 2002 to $825. Rent expense for the years ended May 31, 2000 and 1999, was $8,778 and $13,482, respectively.

Future minimum lease payments under the lease agreement for years ending May 31 are as follows:

                              2001    $ 7,544
                              2002      9,470
                              2003      6,179
                                      -------
                                      $23,193
                                      =======

CONSULTING AGREEMENTS From time-to-time, VentureNet engages, retains, and dismisses various consultants. The consultants provide various services including assisting with shareholder relations, responding to inquiries, short and long-term strategic planning, marketing VentureNet to the investment community and identification and negotiation of potential acquisitions.

YEAR 2000 The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. VentureNet has conducted a preliminary assessment of its key computer systems and software application and believes they are Year 2000 compliant. Based on the initial assessment, VentureNet believes the cost of addressing the Year 2000 issue should not have a material impact on VentureNet's financial position or results of operations.

ACQUISITIONS On May 25, 1999, the Board of Directors authorized negotiations with PEP Equities, Inc. for acquiring an interest to the extent that it would become a subsidiary of VentureNet.

VentureNet also negotiated with Micro Bytes Computer Center, Inc. for the purchase of business assets and inventory and entered into a Letter of Intent dated June 16, 1999. The purchase would have been accomplished in part by the issuance of restricted common stock by VentureNet, which would have been given "piggy-back" registration rights.

Both of the above potential acquisitions were terminated by mutual agreement in 1999.

On June 30, 1999, a letter of intent was signed by VentureNet and Delcor Industries, Inc. (Delcor) to acquire 100% of Delcor for cash and debt. The letter of intent gave the parties until August 1, 1999, to sign a purchase agreement to finalize the acquisition. Delcor manufactures and assembles electronic components, and employs approximately 75 people.

The letter of intent expired according to its terms, however, VentureNet maintained open lines of communications with Delcor. About five months after the letter of intent expired, Delcor raised capital in contemplation of closing a transaction with the Company. Since the transaction did not close, a possibility exists that the Delcor investors could bring some claim against VentureNet, however, no such claim is currently pending.

8. GOING CONCERN AND MANAGEMENT'S PLAN

GOING CONCERN The accompanying financial statements have been prepared assuming VentureNet will continue as a going concern. VentureNet has suffered recurring losses from operations and at May 31, 2000, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about VentureNet's ability to continue as a going concern, without additional capitalization. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT'S PLANS Management has decided to address VentureNet's financial situation by the following:

The outstanding additional offering on Form SB-2 was suspended as a result of the acquisition discussed below, but is expected to be refiled with the United States Securities and Exchange Commission, which would provide for VentureNet to raise up to $10,000,000 from the general public.

Further, VentureNet acquired interests in a number of additional companies in the computer and Internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, additional letters of intent are being considered for signature and VentureNet is in the process of drafting agreements and performing its due diligence.

The Company also expects to increase promotional expenditures in an effort to increase revenues.

9. SUBSEQUENT EVENTS

On June 13, 2000, Internet Stock Market Resources Inc. agreed to exchange 25,000,000 shares of its common stock for common stock in a number of private and public companies controlled by Michael N. Brette.

VentureNet has signed an agreement with Mr. Brette for him to contribute a majority of his ownership in seven companies including ATI Networks, The Hydrogiene Corp., Solutions Media, Inc. and Gramerica Food Company, Inc. The companies are involved in various emerging and new technologies, including GPS (Global Positioning System), Internet software applications, and web-based marketing. Upon receiving shareholder approval, Internet Stock Market Resources, Inc. changed its name to VentureNet Capital Group, Inc. and changed its trading symbol to VNTN.

Mr. Brette was the Chairman and President of VentureNet.com, a consulting, publicity, mentoring, and financing group that specialized in providing services for emerging growth companies and financing in management expertise to pre-public and public and merging growth companies that demonstrate high-growth potential. The focus of VentureNet will be to assist early stage companies in securing early stage and first round financing for consumer and technology based enterprises.

Upon closing, in June 2000, Mr. Brette became the Chairman of the Board and President of VentureNet. As a part of its plan to continue as a going concern, VentureNet believes the change in control represents an opportunity to both combining the existing structure with a synergistic effect of the products and personnel Mr. Brette will be adding. VentureNet believes that with this opportunity they can produce the kind of management solutions which reduce costs and provide greater financial exposure for the future.

VentureNet has entered into a consulting agreement with the former Chairman of the Board, Mr. Kyriakides, for one year commencing June 13, 2000 at a fee of 120,000 shares of common stock, currently valued at approximately $157,500, payable on January 1, 2001.

An additional consulting agreement for financial and strategic matters was entered into with a consultant, for one year commencing July 1, 2000 at a fee of 72,000 shares of common stock, currently valued at approximately $94,500, payable on January 1, 2001.

On August 5, 2000, VentureNet entered into three other consulting agreement for financial, strategic, and international matters with various companies, for one year at a fee of 5,500,000 warrants, currently valued at approximately $7,218,750, for the direct purchase of 5,500,000 shares of common stock at $0.01. The warrants have various exercise schedules during the terms of the agreements.

10. UNAUDITED FINANCIAL STATEMENTS (Unaudited)

The unaudited financial statements as of and for the one month ended June 30, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the one month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending May 31, 2001.

PART II - INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

At this time VentureNet has no provisions within our charter or by-laws that insure or indemnify our director's or officers, either jointly or severally, for their actions in such capacities. Neither are the officers and directors insured or indemnified by contract or other arrangement. We are not aware of any statute that insures or indemnifies a controlling person, director, or officer, or otherwise affects his or her liability in that capacity.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate offering expenses related to issuance and distribution will be $80,000 if all 1,000,000 units are sold; for purposes of presentation in the Prospectus of this registration statement, we have estimated that the foregoing expenses will be proportionately less if fewer units sold.

The table below shows the effect on proceeds from this offering, considering our issuance and distribution costs on all 19,692,000 shares being registered on this Form SB-2.

SEC Registration Fee               $ 2,780
Blue Sky Fees and Expenses           5,000
Legal Fees and Expenses             35,000
Printing and Engraving Expenses      5,000
Accountants' Fees and Expenses      10,000
Miscellaneous                        3,220
                                   -------
   Total                           $80,000
                                   =======

The expenses, except for the SEC fees, are estimated.

As of the date of this registration statement, we have no agreement with any broker/dealer to sell Units of this offering.

                     RECENT SALES OF UNREGISTERED SECURITIES

On June 26, 2000, Michael N. Brette, our new Chairman of the Board, President and Chief Executive Officer, exchanged certain assets, with a cost to Mr. Brette of $1,237,000, to the Company for 25,000,000 shares of VentureNet's common stock.

During June 2000, we also issued 115,000 shares of common stock to various employees and consultants for services rendered.

As a result of the merger of Internet Stock Market Resources, Inc. and Internet Stock Market Corp. - effective on September 1, 1998 - MCK Marine Enterprises received consideration of 222,222 shares of Internet Stock Market Resources' common stock for $1,000, in reliance on transactional exemptions available under Regulation S of the Securities Act of 1933, as amended. At the time of this sale, MCK Marine Enterprises was controlled by Anastasios Kyriakides, a director of Internet Stock Market Resources, Inc. Mr. Kyriakides remains the controlling person of MCK Marine Enterprises. The exempt nature of the transaction was due to the following: 1) the purchase of the securities was for investment purposes only; 2) the shares sold could not be hypothecated, sold, or otherwise transferred, as was evidenced by legend imprinted on the obverse of the stock certificate evidencing the ownership of the shares, unless and/or until such time as the securities were either registered or an exemption from registration was available for their disposition; and 3) the purchaser was a foreign entity of legal standing in Liberia.

In August 1998, the Board of Directors authorized Internet Stock Market Resources to offer and sell to foreign investors up to 444,444 shares of its common stock at a purchase price of $.25 per share under a self-underwritten, private placement to foreign investors, pursuant to transactional exemptions available under Regulation S of the Securities Act of 1933, as amended. Under this offering, which was prepared prior to the Merger, 311,111 shares were issued at prices ranging from $1.08 to $2.25 generating net proceeds of $504,937 prior to May 31, 1999. In July 1999 we issued 133,333 shares at approximately $0.41 per share generating proceeds of $54,960. No stock was sold nor proceeds received before the Merger, and the offer was neither legally binding nor probable until such time after the merger as the offering was consummated. The exempt nature of the transaction was due to the following: 1) the purchase of the securities was for investment purposes only; 2) the shares sold could not be hypothecated, sold, or otherwise transferred, as was evidenced by legend imprinted on the obverse of the stock certificate evidencing the ownership of the shares, unless and/or until such time as the securities were either registered or an exemption from registration was available for their disposition; and 3) the purchasers were foreign entities.

The dates and amounts of sales described above are as follows:

Date of Sale              Sales Price    Proceeds     Number of Shares Sold
                              ($)          ($)                 (#)

November 1, 1998              2.25       100,000              44,444
December 8, 1998              1.80       100,000              55,556
December 9, 1998              2.14        94,969              44,444
February 10, 1999             1.62        89,968              55,556
April 30, 1999                1.08       120,000             111,111
July 1999                     0.41        54,960             133,333
                                         -------             -------
Total                                    559,897             444,444

  We believe that we took reasonable steps to ensure that each of the offerees in these transactions were accredited investors under Rule 501 of the Securities Act.

                                  UNDERTAKINGS

Pursuant to Item 512(e) of Regulation S-B:

         As permitted under Rule 461, VentureNet is requesting an accelerated effective date. As such, VentureNet herewith warrants as follows:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, VentureNet has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------
   2              Exchange Agreement and Plan of Acquisition between Michael
                     Brette and Internet Stock Market Resources, Inc.*
  10.1            Consulting agreement - Kyriakides*
  10.2            Consulting agreement - Byington*
  10.3            Consulting agreement - IMA Marketing*
  10.4            Consulting agreement - M & A Group*
  10.5            Consulting agreement - Ivest Financial*
  23.1            Letter of Consent of Independent Auditors

-----------
* Previously filed

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to the Registration Statement, to be signed on its behalf by the undersigned in the City of Temecula, State of California, on August 25, 2000.

VentureNet Capital Group, Inc.


By: /S/ MICHAEL N. BRETTE
   --------------------------------
   Michael N. Brette
   Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

      Signature                        Title                         Date
      ---------                        -----                         ----

/S/ MICHAEL N. BRETTE          Director and Chief Executive      August 25, 2000
---------------------------    Officer
Michael N. Brette

/S/ WILLIAM E. BAILEY          Director and Vice Chairman        August 25, 2000
---------------------------
William E. Bailey

/S/ SHARON SHEARS              Director and Vice President       August 25, 2000
---------------------------
Sharon Shears

/S/ KARL R. ROLLS              Director, Counsel and Secretary   August 25, 2000
---------------------------
Karl R. Rolls

/S/ FELIPE J. SANCHEZ          Chief Operating Officer           August 25, 2000
---------------------------
Felipe J. Sanchez

/S/ JOEY SANCHEZ               Chief Financial Officer,          August 25, 2000
---------------------------    Treasurer
Joey Sanchez

                                 EXHIBIT INDEX

Exhibit No.           Description
-----------           -----------
  23.1            Letter of Consent of Independent Auditors